Exhibit (a)(1)(G)

SAVVIS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS (the “EXCHANGE OFFER”)

Hard Copy – ELECTION FORM

Please read this Election Form carefully. To properly elect to exchange your Eligible Options, Fidelity Stock Plan Services, our agent in this Exchange Offer, must receive your Election Form before 6:00 a.m. Central Time on June 26, 2009 (the “Expiration Date”) (or if the Exchange Offer is extended, this Election Form must be received before the extended Expiration Date of the Exchange Offer).

You are not required to return this Election Form if you do not wish to participate in the Exchange Offer. However, if Fidelity Stock Plan Services does not receive an Election Form before 6:00 a.m. Central Time on the Expiration Date, we will interpret this as your election not to participate in the Exchange Offer, and you will retain all of your outstanding Eligible Options with their current terms and conditions. We will not contact you to confirm your election not to participate.

If you intend to submit this paper Election Form to tender your Eligible Options under the Exchange Offer, you must properly complete, sign and date a copy of this Election Form and fax it to SAVVIS, Inc. c/o Fidelity Stock Plan Services at 1-800-984-8467, attention: Customer Service so that Fidelity Stock Plan Services receives it before the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis).

Responses submitted by any other means, including hand delivery, inter-office or U.S. mail and Federal Express (or similar delivery service) are not permitted. The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by SAVVIS, Inc. c/o Fidelity Stock Plan Services by the Expiration Date (6:00 a.m. Central Time on June 26, 2009, unless extended by Savvis) will be accepted.

If you wish to submit your election to tender your Eligible Options via the Exchange Offer website, you may do so by going to the following link and following the instructions for electronic elections or withdrawals:

https://www.archimedes.com/savvisoptionexchange

Your election to tender your Eligible Options will be effective as of the date Fidelity Stock Plan Services receives your election form. You will receive a confirmation of your election by Savvis after Fidelity Stock Plan Services receives and processes the facsimile. Your Eligible Options will not be considered tendered until Fidelity Stock Plan Services receives your properly completed and signed Election Form.

Savvis intends to confirm receipt of a paper election within five business days after receipt. If you do not receive confirmation of receipt of your Election Form from Savvis within five business days after the date your submission of your Election Form or if you submit your Election Form less than five business days before the Expiration Date, please call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275.

*          *          *

This material has been prepared and distributed by Savvis, and Savvis is solely responsible for its accuracy. Savvis is not affiliated with Administrator (or any Fidelity Stock Plan Services entity).

Stock Plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC.

1

SAVVIS, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

Hard Copy - ELECTION FORM

By signing below, I understand and agree that:

1.      I have received and read the Offer to Exchange dated May 29, 2009. I understand and agree to be bound by all the terms and conditions of the Exchange Offer as set forth in the Offer to Exchange and this Election Form.

2.      I agree to be bound by the last properly submitted Election Form or Form of Withdrawal as of on the Expiration Date (6:00 A.M. Central Time June 26, 2009, unless extended by Savvis).

3.      I hereby sell, assign and transfer to Savvis all right, title and interest in and to the Eligible Options tendered as indicated in this Election Form. Savvis’s acceptance of the Eligible Options tendered will constitute a binding agreement between Savvis and me.

4.      I represent that I have full power and authority to tender the Eligible Options and the Eligible Options I am tendering will not be encumbered in any way.

5.      I understand that when Savvis accepts my properly tendered Eligible Options, the Eligible Options and my option agreement(s) relating to the Eligible Options will be cancelled and rendered null and void and I, by tendering such Eligible Options, irrevocably release all of my rights with respect to such Eligible Options and such option agreement(s).

6.      My election as reflected on this Election Form and the Offer to Exchange constitute my entire agreement with Savvis with respect to the Exchange Offer.

7.      I acknowledge that if the price of Savvis common stock increases after the date on which my exchanged Eligible Options are cancelled, my cancelled Eligible Options might be worth more than the New Options I receive in exchange for them.

8.      I authorize Savvis to collect, use, transfer and share my personal information to the extent Savvis deems necessary to facilitate my participation in the Exchange Offer.

9.      I will, upon request, promptly execute and deliver any additional documents deemed by Savvis to be necessary to complete the acceptance and payment of the Eligible Options tendered.

10.    I understand that participation in the Exchange Offer will not be construed as a right to my continued employment or service with Savvis or any of its subsidiaries for any period, and that my employment or service can be terminated at any time by Savvis or myself (or one of Savvis’s subsidiaries, as applicable), with or without cause or notice, in accordance with the terms of my employment with Savvis. I understand that participation in the Exchange Offer will not alter or affect any provision of my employment relationship with Savvis (other than to the extent that new stock option replace eligible options, and any changes to vesting outlined in the Offer to Exchange which shall prevail in the event of a conflict with any employment agreement).

11.    Savvis has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this Exchange Offer before making any decision whether to participate.

12.    I understand that, as described in Sections 6 and 14 of the Offer to Exchange, Savvis may extend, amend, withdraw or terminate the exchange offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. In any such event, I understand that the Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

Please check the appropriate box:

[    ] Yes, I wish to participate in the Exchange Offer as to ALL of my Eligible Options. All of my Eligible Options will be cancelled irrevocably on the New Option Grant Date.

OR

[    ] Yes, I wish to participate in the Exchange Offer as to my Eligible Options listed below (please list):

Grant Date	Number of Eligible Options	Exercise Price

You can choose to exchange some Eligible Options and not others, but you must exchange all of the Eligible Options of any given Grant if you want to exchange any of them. For example, if you were granted 100 stock options on March 3, 2008 at an exercise price of $18.40, then all of those options would be considered part of the same Grant. You may either exchange all of those options or none of them, but you may not exchange only some of them.

If you choose to exchange Eligible Options, you will be agreeing to cancel those options and your currently outstanding option agreement(s) relating to those options and irrevocably release all of your rights with respect to those options and agreements in exchange for New Options.

Any election you make on this Election Form to exchange an option that is no longer eligible for exchange in the Exchange Offer, as a result of termination of your employment or otherwise, will not be accepted.

If you have questions about this Election Form, please call Fidelity Stock Plan Services.

•  U.S. employees may call 1-800-544-9354 between the hours of 5:00 p.m. on Sunday and 12:00 midnight on Friday, Eastern Time.

•  U.K. employees may call 1-800-544-0275 Monday through Friday, 8 a.m. through 8 p.m., local time.

Employee Signature	Date and Time

Employee Name Printed	Savvis Office in which Employed

Employee ID	Daytime Telephone Number

Email Address

This material has been prepared and distributed by Savvis, and Savvis is solely responsible for its accuracy. Savvis is not affiliated with Administrator (or any Fidelity Stock Plan Services entity).

Stock Plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC.

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Defined Terms. All terms used in this Election Form but not defined have the meanings given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Offer to Exchange”), dated May 29, 2009. References in this Election Form to “Savvis,” “we,” “us,” “our” and “ours” mean SAVVIS, Inc. and its subsidiaries.

2. Expiration Date. The Exchange Offer and any rights to tender, or to withdraw a tender, of your Eligible Options will expire at 6:00 a.m. Central Time on June 26, 2009 (or on a later date if we extend the Exchange Offer) (the “Expiration Date”). Any Election Form received after that time will not be accepted.

3. Delivery of Election Form. If you intend to tender your eligible options under the Exchange Offer, you must complete, sign and date a copy of this Election Form and fax it to SAVVIS, Inc. c/o Fidelity Stock Plan Services at 1-800-984-8467, attention: Customer Service. Your Election Form will be effective only upon receipt by Fidelity Stock Plan Services this number. The method of delivery of the signed and completed Election Form is at your own option and risk.

We will not accept any alternative, conditional or contingent offers to exchange Eligible Options. All Eligible Employees electing to exchange Eligible Options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.

You are not required to tender your Eligible Options, and participation in this Exchange Offer is completely voluntary. If you elect to participate in this Exchange Offer, you may tender some or all of your Eligible Options, provided that you must tender all your Eligible Options part of the same Grant. If you do not wish to participate in this Exchange Offer, no action is required on your part.

4. Additional Tenders. If you tendered some of your Eligible Options, and would like to tender additional Eligible Options for exchange, you must submit a new Election Form using the procedures described in Instruction 3 above listing all Eligible Options you wish to tender, including those listed on your original Election Form. This new Election Form must be signed and dated after your original Election Form. It must be properly completed and it must list all of the Eligible Options you wish to tender for exchange. Upon the receipt of such new, properly filled out, signed and dated Election Form, any previously submitted Election Form will be disregarded and will be considered replaced in full by the new Election Form. You will be bound by the last properly submitted Election Form or Notice of Withdrawal we receive prior to 6:00 a.m. Central Time on the Expiration Date.

5. Withdrawal of Election. The tender of your Eligible Options pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. If the Exchange Offer is extended by Savvis beyond that time, you may withdraw your election at any time until the extended Expiration Date. To withdraw your tendered Eligible Options, you must fax a Withdrawal Form to SAVVIS, Inc. c/o Fidelity Stock Plan Services at 1-800-984-8467, attention: Customer Service. Withdrawals may not be rescinded, and any Eligible Options withdrawn from the Exchange Offer will thereafter be deemed not properly tendered for purposes of the Exchange Offer, unless your Eligible Options are properly re-tendered before the Expiration Date by following the procedures described in Instruction 3 and 4 above.

6. Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.

i

7. Requests for Assistance or Additional Copies. If you need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please call Fidelity Stock Plan Services in the United States at 1-800-544-9354 or internationally at 1-800-544-0275. All copies will be furnished promptly at Savvis’s expense.

8. Irregularities. Savvis will, in its sole discretion, determine the eligibility of options for exchange in the Exchange Offer and the eligibility of employees to participate in the Exchange Offer. In addition, Savvis has sole discretion to decide all questions as to validity, form, eligibility, time of receipt, and acceptance of any tender (or withdrawal) of Eligible Options. Neither Savvis nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Employee or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer.

9. Additional Documents to Read. You should read the Offer to Exchange and this Election Form before deciding to participate in the Exchange Offer.

10. Important Tax Information. We advise all Eligible Employees who are considering exchanging their Eligible Options to meet with their own tax advisor(s) about the local, state, federal and foreign tax consequences of participating in the Exchange Offer and refer to Section 13 of the Offer to Exchange, which contains important tax information. If you live or work outside the United States, or are otherwise subject to a tax liability in a foreign jurisdiction, you should refer to the Offer to Exchange for a discussion of the tax consequences and/or social insurance contributions which may apply to you.

This material has been prepared and distributed by Savvis, and Savvis is solely responsible for its accuracy. Savvis is not affiliated with Administrator (or any Fidelity Stock Plan Services entity).

Stock Plan recordkeeping and administrative services are provided by Fidelity Stock Plan Services, LLC.

ii